Registration No. 333-128100

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1

to

Form S-3

Registration Statement No. 333-128100

UNDER

THE SECURITIES ACT OF 1933

CABELA’S INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	20-0486586
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Cabela Drive

Sidney, Nebraska 69160

(308) 254-5505

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ralph W. Castner

Executive Vice President and Chief Financial Officer

Cabela’s Incorporated

One Cabela Drive

Sidney, Nebraska 69160

(308) 254-5505

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Not Applicable

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do note check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Cabela’s Incorporated, a Delaware corporation (the “Company”), is filing with the United States Securities and Exchange Commission (the “SEC”) this Post-Effective Amendment (the “Post-Effective Amendment”) to deregister all shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) originally registered pursuant to the Registration Statement on Form S-3 (No. 333-128100), filed with the SEC on September 2, 2005, pertaining to the registration of shares of Class A Common Stock (the “Registration Statement”), which have not been sold or otherwise issued as of the date of the filing of this Post-Effective Amendment.

On September 25, 2017, the Company completed its previously disclosed merger with Bass Pro Group, LLC, a Delaware limited liability company (“Parent”), that was contemplated by that certain Agreement and Plan of Merger, dated as of October 3, 2016, by and among the Company, Parent and Prairie Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), which was amended by the Amendment to Agreement and Plan of Merger, dated as of April 17, 2017 (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent. As a result of the Merger, each outstanding share of Class A Common Stock was automatically converted into the right to receive the merger consideration described in the Merger Agreement. In connection with the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sidney, State of Nebraska, on September 25, 2017.

Cabela’s Incorporated

By:	/s/ Ralph W. Castner
Ralph W. Castner
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933.